Exhibit 99.1

Protalix BioTherapeutics Appoints Eyal Rubin as its
New Senior Vice President and Chief Financial Officer

CARMIEL, Israel, July 29, 2019 (GLOBENEWSWIRE) — Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX) today announced that Eyal Rubin has been appointed to serve as the Company’s new Senior Vice President and Chief Financial Officer, effective September 22, 2019. Yossi Maimon will continue to work with the Company’s finance and accounting teams to ensure a smooth transition of the Company’s financial and accounting functions until Mr. Rubin begins.

“I am very happy to introduce Eyal to the Protalix team where he will bring valuable financial and accounting experience and knowledge,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “We wish Yossi success in his future endeavors. Yossi has played a critical role in Protalix’s leadership enabling Protalix to advance our pipeline development during his tenure. On behalf of Protalix and its Board of Directors, I would like to thank Yossi for his dedication and leadership.”

It has been my privilege to be part of the Protalix team,” commented Yossi Maimon, Protalix’s outgoing Chief Financial Officer. “After almost thirteen years, it is time for me to pursue new opportunities. I am deeply grateful to Protalix, its employees and its Board of Directors, and continue to continue to believe that the products in development are promising.”

“I am excited to join Protalix as we move towards applying for accelerated approval of PRX-102,” said Mr. Rubin. “I am looking forward to joining Protalix’s talented management team and taking part in the progress of Protalix’s future development.”

Mr. Rubin brings to Protalix more than 20 years of finance and capital markets experience, an extensive background in financial planning and operations, management and strategy and a deep knowledge of the biotechnology and pharmaceutical industries. He most recently served as Executive Vice President and Chief Financial Officer of BrainStorm Cell Therapeutics Inc., a publicly traded biotechnology company, where he was responsible for all corporate finance, accounting and investor relations activities. Prior to his role at BrainStorm, Mr. Rubin served at Teva Pharmaceutical Industries Ltd. in several roles, most recently as Vice President, Head of Corporate Treasury. In this role, Mr. Rubin was responsible for Teva’s cash operations and cash management, as well as Teva’s equity and debt capital markets transactions. Mr. Rubin holds a BA in Financing and IT Systems from the College of Management, Israel, where he graduated Summa Cum Laude with a specialization in Financing and IT Systems, and an MBA from Bar-Ilan University, Israel, where he graduated Summa Cum Laude with a specialization in Finance.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights. Protalix’s development pipeline includes the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Alan Lada, Vice President
Solebury Trout
617-221-8006
alada@soleburytrout.com

Source: Protalix BioTherapeutics, Inc.